Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

     This Change of Control Agreement (the "Agreement") is made and entered into as of __________ (the "Effective Date"), by and between Sycamore Networks, Inc., a Delaware corporation (the "Company") and ___________("Executive").

RECITALS

     The Company recognizes that the possibility of a change of control or other event which may change the nature and structure of the Company and that uncertainty regarding the consequences of such events may adversely affect the Company's ability to retain its key employees.  The Company also recognizes that Executive possesses an intimate and essential knowledge of the Company upon which the Company may need to draw for objective advice and continued services in connection with any acquisition of the Company or other change of control that is potentially advantageous to the Company's stockholders.  The Company believes that the existence of this Agreement will serve as an incentive to Executive to remain in the employ of the Company and will enhance its ability to call on and rely upon Executive in connection with a change of control.

     The Company and Executive desire to enter into this Agreement in order to provide additional compensation and benefits to Executive and to encourage Executive to continue to devote his full attention and dedication to the Company and to continue his employment with the Company.

  1.  Definitions.  As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

1.1.  "Cause" means:

1.1.1.  The willful engaging by Executive in illegal conduct or gross misconduct which is materially injurious to the Company.

No termination of Executive for Cause following a Change of Control shall be effective unless (i) the Company has delivered a written statement to Executive which specifically identifies the matters alleged to constitute Cause and which provides Executive with a reasonable opportunity to cure the existence of such Cause and (ii) a resolution is duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board of Directors of the Acquiror (as defined below) at a meeting of the Board which was called and held for the purpose of considering the termination of Executive for Cause (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause hereunder and specifying the particulars thereof in detail.

1.2.  "Change of Control" means the occurrence, as the result of a single transaction or through a series of transactions, of any of the following events:

1.2.1.  Any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 1.2.3(i).  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or

1.2.2.  Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board.  "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

1.2.3.  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof (the “Acquiror”)) at least a majority of the combined voting power of the securities of the Company or the Acquiror outstanding immediately after such merger or consolidation as appropriate, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding voting securities; or

1.2.4.  the stockholders of the Company approve a plan of liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets, other than a sale or disposition by the Company of all or a substantial portion of the Company's assets to an entity, at least a majority of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

      1.3.  "Constructive Termination" means the termination by Executive of Executive's employment following the occurrence of any of the following conditions, without Executive's written consent:

      1.3.1.  Any material diminution in Executive’s position, title or responsibilities; or

      1.3.2.  Any required relocation of Executive's primary work location by more than 35 miles; or

      1.3.3.  Any material diminution in Executive's annual salary or bonus potential from that in effect immediately prior to the Change of Control.

The Executive's right to terminate Executive's employment in a Constructive Termination shall not be affected by Executive's incapacity due to physical or mental illness.  In addition, in order for a Constructive Termination to take place hereunder, Executive must provide notice to the Company of the existence of the condition or circumstance described above within ninety (90) days of the initial existence of the condition or circumstance (or, if later, within ninety (90) days of Executive's becoming aware of such condition or circumstance), and the Company must have failed to cure such condition within thirty (30) days of the receipt of such notice. Subject to the preceding sentence, Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event entitling Executive to initiate a Constructive Termination hereunder.  It is the intention of the parties to this Agreement that the definition of Constructive Termination comply, and shall be construed in a manner so as to comply, with the safe harbor "good reason" definition set forth in Treasury Regulation 1.409A-1(n)2(ii).

      1.4.  "Termination Upon a Change of Control" means:

      1.4.1.  Any termination of the employment of Executive by the Company (i) without Cause prior to a Change of Control (whether or not such a Change of Control ever occurs) if such termination was at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change of Control, (ii) by Executive pursuant to a Constructive Termination prior to a Change of Control (whether or not such a Change of Control ever occurs) and the circumstance or event which permits Constructive Termination occurs at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change of Control, or (iii) Executive's employment is terminated by the Company without Cause or by Executive pursuant to a Constructive Termination and such termination or the circumstance or event which permits a Constructive Termination is otherwise in connection with or in anticipation of a Change of Control (whether or not such a Change of Control ever occurs);

    1.4.2.  Any termination of the employment of Executive by the Company without Cause on or within the twenty four (24) month period following a Change of Control;

      1.4.3.  Any resignation by Executive due to an event constituting a Constructive Termination, which resignation occurs on or within the twenty four (24) month period following the date of any Change of Control.

      1.4.4.  "Termination Upon Change of Control" shall not include any termination of Executive's employment (a) by the Company for Cause or due to  Executive's Disability; or (b) as a result of (i) the voluntary termination of employment by Executive for a reason other than Constructive Termination or (ii) Executive's death.  "Disability" shall be deemed the reason for the termination by the Company of Executive's employment, if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full time performance of Executive's duties with the Company for a period of one hundred twenty (120) days, the Company shall have given Executive a notice of termination for Disability, and, within thirty (30) days after such notice is given, Executive shall not have returned to the full time performance of Executive's duties.

     2.     Position and Duties.  Executive shall continue to be an at-will employee of the Company employed in his/her current position at his/her then current salary rate. Executive shall also be entitled to continue to participate in and to receive benefits on the same basis as other executive or senior staff members under any of the Company's employee benefit plans as in effect from time to time.  In addition, Executive shall be entitled to the benefits afforded to other employees similarly situated under the Company's vacation, holiday and business expense reimbursement policies.  Executive agrees to devote his/her full business time, energy and skill to his/her duties at the Company.  These duties shall include, but not be limited to, any duties consistent with Executive's position which may be assigned to Executive from time to time.

     3.     Equity Award Vesting Upon Change of Control.  All options, restricted stock and other equity-based awards (“Equity Awards”) granted by the Company to Executive and held by Executive shall, immediately prior to the effectiveness of the Change of Control, become vested and exercisable (and no longer subject to forfeiture or repurchase by the Company) as to an additional number of shares or options equal to the number of shares or options as to which would have become vested and exercisable (and no longer subject to forfeiture or repurchase by the Company) on the date twelve months after the effectiveness of the Change of Control, assuming Executive remained employed during such period.  If the provisions of this Section 3 are applicable to an Equity Award subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the immediate payment of the Equity Award contemplated by this Section 3 would result in taxation under Section 409A, payment of such Equity Award shall be made upon the earliest date upon which such payment may be made without resulting in taxation under Section 409A of the Code.

   4.       Termination Upon Change of Control

      4.1.  In the event of Executive's Termination Upon Change of Control, Executive shall be entitled to the following severance benefits:

      4.1.1.  Executive shall be entitled to receive all salary and accrued vacation earned through the date of Executive's termination for the year in which termination occurs, pro rated through the date of Executive's termination, plus the Executive’s actual incentive bonus earned through the date of Executive’s termination, all less applicable withholding.  In the event that any portion of the Executive’s actual incentive bonus earned is not determinable as of the date of termination, Executive shall receive for that portion an amount equal to the pro rated portion of Executive’s annual target incentive bonus for the year in which termination occurs, less applicable withholding;

      4.1.2.  Executive shall be entitled to receive an additional eighteen (18) months' of Executive's base salary as in effect on the date of such termination (without giving effect to any reduction resulting in Constructive Termination), plus an additional amount equal to one hundred fifty percent (150%) of Executive's annual incentive bonus for the year in which the termination occurs at the target level of performance, all less applicable withholding, paid, subject to the provisions of Section 18.1.4, in a lump sum within thirty (30) days of termination of employment;

      4.1.3.  Executive shall be entitled to receive reimbursement for all expenses that Executive reasonably and necessarily incurred by Executive in connection with the business of the Company prior to Executive's termination of employment, within ten (10) days of submission of proper expense reports by Executive, provided that such reports are submitted not later than ninety (90) days following such termination of employment;

      4.1.4.  Executive and/or Executive's dependents shall be entitled to elect continued group health plan coverage in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").  The Company will pay the full premium for continuation coverage for Executive and/or Executive's dependents for a period of eighteen (18) months following the date of Executive's Termination Upon Change of Control.  Notwithstanding the above, Company shall cease to pay the premium for continued group health plan coverage for Executive and/or Executive's dependents, as the case may be, in the event that, at any juncture during the period of continuation coverage provided for herein, Executive and/or Executive's dependents become(s) covered under another employer's group health plan that (i) has no preexisting condition exclusions or (ii) has a preexisting condition exclusion that does not apply to Executive and/or Executive's dependents or is satisfied by the creditable coverage of Executive and/or Executive's dependents in accordance with HIPAA;

      4.1.5.  Executive shall be entitled to receive accrued benefits, if any, under the Company's 401(k) Plan and other Company benefit plans (other than any such plans providing severance, termination or similar payments or benefits) to which he may be entitled pursuant to the terms of such plans with respect to Executive's service through the Termination Upon Change of Control, in accordance with the terms of such plans; and

       4.1.6.  Executive shall be entitled to receive outplacement services and career counseling at the Company's expense for a period of twelve (12) months after the date of the Termination Upon Change of Control.

      4.1.7. All Equity Awards granted by the Company to Executive and held by Executive shall become vested and exercisable (and no longer subject to forfeiture or repurchase by the Company) in full, effective upon Executive’s Termination Upon Change of Control.  If the provisions of this Section 4.1.7 are applicable to an Equity Award subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the immediate payment of the Equity Award contemplated by this Section 4.1.7 would result in taxation under Section 409A, payment of such Equity Award shall be made upon the earliest date upon which such payment may be made without resulting in taxation under Section 409A of the Code.

     5.     280G. If, due to the benefits provided under this Agreement, Executive is subject to any excise tax due to characterization of any amounts payable or benefits provided hereunder as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall reimburse Executive in an amount up to  one million dollars ($1,000,000) of such excise tax; provided, however, that, no reimbursement shall be made for any excise tax payable with respect to the reimbursement made pursuant to this Section 5.  The excise tax reimbursement made pursuant to this Section 5 shall be subject to all applicable withholding and shall be made concurrent with or within fifteen (15) days following the payment of any such excise tax by Executive.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose good faith determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

  6.  Exclusive Remedy. Except as expressly set forth herein, Executive shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Sections 3, 4 and, if applicable, 5 have been provided to Executive.

  7.  Proprietary and Confidential Information. Executive agrees to continue to abide by the terms and conditions of the Company's confidentiality and/or proprietary rights agreement between Executive and the Company.

  8.  Conflict of Interest.  Executive agrees that for a period of one (1) year after termination of his/her employment with the Company, he/she will not, directly or indirectly, solicit the services of or in any other manner persuade employee or customers of the Company to discontinue that person's or entity's relationship with or to the Company as an employee or customer, as the case may be.

  9.  Arbitration.  Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association in Middlesex County in Massachusetts; provided, however, that this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or confidential and proprietary information.  Both parties hereby waive any right to a jury trial to resolve such claims, disputes, or controversies.  All costs and expenses of arbitration or litigation, including but not limited to attorneys fees and other costs reasonably incurred by Executive, shall be paid by the Company.  Judgment may be entered on the award of the arbitration in any court having jurisdiction.

  10.    Interpretation.  Executive and the Company agree that this Change of Control Agreement shall be interpreted in accordance with and governed by the laws of The Commonwealth of Massachusetts, without reference to the conflicts of law principles thereof.

  11.    Conflict in Benefits.  This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement and shall be the exclusive agreement for the determination of any payments and accelerated Equity Award vesting due upon a Change of Control or Executive's termination of employment upon a Change of Control; provided, however, that this Agreement is not intended to and shall not affect, limit or terminate (i) any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees of the Company (other than those providing severance, termination or similar payments or benefits), (ii) any agreement or arrangement with Executive that has been reduced to writing and which does not relate to the subject matter hereof, or (iii) any agreements or arrangements hereafter entered into by the parties in writing, except as otherwise expressly provided therein.

  12.    Release of Claims.  No severance benefits shall be paid to Executive under this Agreement unless and until Executive shall, in consideration of the payment of such severance benefit, execute a customary release of claims in a form reasonably satisfactory to the Company; provided however that such release shall not apply to any right of Executive to be indemnified by the Company.  Such release shall be presented to Executive by the Company within fifteen (15) days following a Termination Upon a Change of Control and must be executed by Executive within forty five (45) days following such presentation.

  13.    Successors and Assigns.

   13.1. Successors of the Company.  The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this Agreement and shall entitle Executive to terminate his or her employment with the Company within three months thereafter and to receive the benefits provided under of this Agreement in the event of Termination Upon Change of Control, subject to Executive's provision of notice and an opportunity to cure in accordance with the last paragraph of Section 1.3.  As used in this Agreement, "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

   13.2. Heirs of Executive. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

  14.    Notices.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

if to the Company:	Sycamore Networks, Inc.
220 Mill Road
Chelmsford, MA 01824

Attn: General Counsel

and if to Executive at the address specified at the end of this Agreement.  Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  15.    No Representations. Executive acknowledges that he/she is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

  16.    Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

  17.    Modification.  This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

  18.    Section 409A Compliance.  It is the intention of the Company and Executive that this Agreement not result in taxation of Executive under Section 409A of the Code and the regulations and guidance promulgated thereunder and that the Agreement shall be construed in accordance with such intention.  Without limiting the generality of the foregoing, the Company and Executive agree as follows:

18.1.1  Notwithstanding anything to the contrary herein, if Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) with respect to the Company, any amounts (or benefits) otherwise payable to or in respect of Executive under this Agreement pursuant to Executive's termination of employment with the Company shall be delayed, to the extent required so that taxes are not imposed on Executive pursuant to Section 409A of the Code, and shall be paid upon the earliest date permitted by Section 409A(a)(2) of the Code.

18.1.2  For purposes of this Agreement, Executive's employment with the Company will not be treated as terminated unless and until such termination of employment constitutes a "separation from service" for purposes of Section 409A of the Code.

18.1.3  To the extent necessary to comply with the provisions of Section 409A of the Code and the guidance issued thereunder, and without limiting the obligations of the Company hereunder, reimbursements to or tax gross-ups payable to Executive as a result of the operation of this Agreement shall be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred or applicable tax is paid and shall otherwise be made in a manner that complies with the requirements of Treasury Regulation Section 1.409A-3(i)(l)(iv).

18.1.4  In the event that (i) Executive becomes entitled to a payment under Section 4.1.2 hereof, (ii) there has not been a change in the ownership of the Company or a change in the effective control of the Company (in each case for purposes of Section 409A of the Code) and (iii) Executive is at such time party to or covered by a plan, policy, arrangement or agreement which (1) provides severance benefits which constitute nonqualified deferred compensation for purposes of Section 409A and (2) provides for payout over time, rather than in a lump sum, then notwithstanding Section 4.1.2 hereof, payments to Executive pursuant to such section shall be paid ratably to Executive over the eighteen month period following termination of Executive's employment in accordance with the Company's payroll practices.

IN WITNESS WHEREOF, the parties hereto have caused this Change of Control Agreement to be duly executed as of the day and year first above written.

SYCAMORE NETWORKS, INC.

By:

Name:

Title:

Executive

Name:

Address: